Exhibit 99.2 - Non-GAAP Financial Measures Reconciliation

	Q2 2012	Q1 2012	Q2 2011
		(In millions)
Free Cash Flow Data:
Net cash provided by operating activities	$86	$56	$114
Less purchases of property, plant and equipment	(111)	(121)	(111)

Free cash flow*	$(25)	$(65)	$3

	Q2 2012
Adjusted Gross Margin:
Gross margin	13%
Plus: Loss contingency accrual divided by net sales	4%

Adjusted gross margin**	17%

	Q2 2012
	(In millions)
Adjusted Net Income:
Net income	$1
Plus: Loss contingency accrual, net of tax	32

Adjusted net income**	$33

	Q2 2012
Adjusted Earnings per Diluted Share:
Earnings per diluted share	$—
Plus: Loss contingency accrual per diluted share	0.13
Plus: Adjustment for dilutive effect of interest on 6.0% convertible notes due 2014, net of tax	0.02

Adjusted earnings per diluted share**	$0.15

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by U.S. GAAP. We believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, free cash flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other, non-discretionary expenditures, such as mandatory debt service, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. This measure should be considered in addition to, and not as a substitute for, or superior to, other measures of liquidity or financial performance prepared in accordance with U.S. GAAP, such as net cash provided by operating activities. Furthermore, our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.
**	In this report we provide adjusted gross margin, adjusted net income and adjusted earnings per diluted share. We present these non-GAAP amounts to demonstrate the impact of the loss contingency accrual. However, these measures have limitations, including that they exclude the accrual for the arbitration panel award, which is an amount that the company may ultimately have to pay in cash. Furthermore, the factors affecting the calculation of the arbitration award are complex and subject to determination by the arbitration panel. Therefore, the final amount of the loss may be more than the amount of the current accrual. Accordingly, these measures that exclude the loss contingency accrual should be considered in addition to, and not as a substitute for, or superior to, gross margin, net income and earnings per diluted share prepared in accordance with U.S. GAAP.